EXHIBIT 10.81

                                     Form of
                                 PROMISSORY NOTE

                                                               January 24, 1997
$                                                         Woburn, Massachusetts

         FOR VALUE RECEIVED, (the "Maker"), promises to pay to PolyMedica Industries, Inc. ("PolyMedica"), or order, at its principal offices or at such other place as the holder of this Note may designate, the principal sum of $
               , without interest, on the earlier of January 31, 2002, or the date of termination of Maker's employment by PolyMedica or any affiliate or successor entity. Principal shall be paid solely in shares of Common Stock of PolyMedica equal in number to the lesser of (I) shares or (ii) such number of shares as, at the time of payment, have a fair market value equal to the principal amount hereof, provided, nevertheless, that if the fair market value of such payment is less than the principal amount hereof, the difference, up to but not to exceed 20% of the principal amount hereof, shall be paid in cash. Appropriate adjustment shall be made to reflect any stock dividend, stock split or the like. If prior to the date of such payment a majority of the outstanding shares of Common Stock of PolyMedica have been acquired by any entity, payment of this Note shall be made in the consideration received for the PolyMedica shares sold or exchanged in such acquisition.

         This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):

         (1) the insolvency of the Maker, or the appointment of a receiver or custodian for the Maker or any part of the Maker's property if such appointment is not terminated or dismissed within thirty (30) days; or

         (2) the institution by or against the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.



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         Upon the occurrence of an Event of Default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.

         Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the prime rate per year of the Bank of Boston. Such interest on overdue amounts under this Note shall be payable in cash on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

         The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

         No delay or omission on the part of the holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

         This Note may be prepaid in whole at any time.

         None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

         All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts, and this Note is executed as an instrument under seal.
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